                                                                     EXHIBIT 2.1

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                            STOCK PURCHASE AGREEMENT

                                      Among

                        AMERICAN ACHIEVEMENT CORPORATION

                                    as Buyer

                        MILESTONE MARKETING INCORPORATED

                                       and

                               Ronald A. Brostrom
                                   Eric Weiss
                                 Page Singletary

                                   as Sellers


                                       OF


                        Milestone Marketing IncOrporated


                            Dated as of July 9, 2002

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                                TABLE OF CONTENTS

                                                                               Page
SECTION 1.  SALE AND PURCHASE.....................................................1
   (a)      SALE AND PURCHASE.....................................................1
   (b)      PURCHASE PRICE........................................................1
   (c)      POST-CLOSING ESCROW...................................................2
   (d)      EBITDA ADJUSTMENT.....................................................2
   (e)      REDUCTION FOR INDEBTEDNESS............................................3
   (f)      REDUCTION FOR TRANSACTION BONUS.......................................3

SECTION 2.  THE CLOSING...........................................................3
   (a)      TIME AND PLACE OF CLOSING.............................................3
   (b)      DELIVERY AND PAYMENT..................................................4

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLERS WITH RESPECT
            TO STOCK OWNERSHIP, AUTHORITY, NO VIOLATION, ETC......................4
   (a)      STOCK OWNERSHIP.......................................................4
   (b)      NO VIOLATION, ETC.....................................................4
   (c)      NO OTHER AGREEMENTS TO SELL ASSETS OR BUSINESS........................4
   (d)      LITIGATION............................................................5
   (e)      AUTHORITY; EXECUTION AND DELIVERY.....................................5

SECTION 4.  ADDITIONAL REPRESENTATIONS AND WARRANTIES OF
            SHAREHOLDERS WITH RESPECT TO THE COMPANY..............................5
   (a)      NO CONFLICTS, CONSENTS, ETC...........................................5
   (b)      ORGANIZATION AND GOOD STANDING........................................6
   (c)      CAPITALIZATION........................................................7
   (d)      CERTIFICATE OF INCORPORATION AND BY-LAWS; BOOKS AND RECORDS...........7
   (e)      FINANCIAL STATEMENTS..................................................8
   (f)      INDEBTEDNESS; ABSENCE OF UNDISCLOSED LIABILITIES......................8
   (g)      ABSENCE OF CERTAIN CHANGES OR EVENTS..................................8
   (h)      TAX MATTERS..........................................................11
   (i)      ACCOUNTS RECEIVABLE..................................................12
   (j)      INVENTORIES..........................................................12
   (k)      EQUIPMENT............................................................12
   (l)      POWERS OF ATTORNEY, AGENTS, ETC......................................12
   (m)      COPIES OF DOCUMENTS..................................................13
   (n)      TANGIBLE PROPERTIES; ASSETS..........................................13
   (o)      VALIDITY OF CONTRACTS................................................14
   (p)      INTELLECTUAL PROPERTIES..............................................14
   (q)      ENVIRONMENTAL MATTERS................................................17
   (r)      INSURANCE............................................................18

                                        i
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
   (s)      LABOR MATTERS; COMPANY PERSONNEL.....................................18
   (t)      EMPLOYMENT BENEFITS..................................................18
   (u)      LITIGATION...........................................................19
   (v)      COMPLIANCE WITH LAWS.................................................19
   (w)      NO BROKERS...........................................................19
   (x)      TRANSACTIONS WITH CERTAIN PERSONS....................................19
   (y)      SUPPLIERS AND CUSTOMERS..............................................20
   (z)      FULL DISCLOSURE......................................................20

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BUYER..............................20
   (a)      CONSENTS, NO CONFLICTS, ETC..........................................20
   (b)      ORGANIZATION AND GOOD STANDING.......................................20
   (c)      AUTHORITY, EXECUTION AND DELIVERY....................................20
   (d)      NO BROKERS...........................................................21

SECTION 6.  CERTAIN COVENANTS AND AGREEMENTS.....................................21
   (a)      CONDUCT OF THE COMPANY'S BUSINESS....................................21
   (b)      ACCESS TO THE COMPANY'S BUSINESS.....................................21
   (c)      TAXES................................................................22
   (d)      FURTHER ASSURANCES...................................................22
   (e)      AUTOMOBILE OBLIGATIONS...............................................22

SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER...................................22
   (a)      REPRESENTATIONS AND WARRANTIES TRUE AT THE CLOSING DATE..............22
   (b)      SELLER'S PERFORMANCE.................................................23
   (c)      MATERIAL ADVERSE EFFECT..............................................23
   (d)      STOCK CERTIFICATES...................................................23
   (e)      LITIGATION...........................................................23
   (f)      NO CHANGE IN LAW.....................................................23
   (g)      OPINION OF SELLER'S COUNSEL..........................................23
   (h)      EMPLOYMENT AND NON-COMPETITION AGREEMENTS............................23
   (i)      RESIGNATIONS.........................................................23
   (j)      NONFOREIGN PERSONS...................................................23
   (k)      PROCEEDINGS AND DOCUMENTS SATISFACTORY...............................24
   (l)      INDEBTEDNESS.........................................................24
   (m)      DUE DILIGENCE........................................................24
   (n)      LENDER CONSENT.......................................................24
   (o)      POST-CLOSING ESCROW AGREEMENT........................................24

SECTION 8.  CONDITIONS TO OBLIGATIONS OF SELLERS.................................24
   (a)      REPRESENTATIONS AND WARRANTIES TRUE AT THE CLOSING DATE..............24
   (b)      BUYER'S PERFORMANCE..................................................24
   (c)      LITIGATION...........................................................24
   (d)      NO CHANGE IN LAW.....................................................25
   (e)      POST-CLOSING ESCROW AGREEMENT........................................25
   (f)      EMPLOYMENT AND NON-COMPETITION AGREEMENTS............................25

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
SECTION 9.  NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
            INDEMNIFICATION, ETC.................................................25
   (a)      SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC.........................25
   (b)      SELLERS' AGREEMENT TO INDEMNIFY......................................25
   (c)      BUYER'S AGREEMENT TO INDEMNIFY.......................................26
   (d)      THIRD PARTY CLAIMS...................................................26

SECTION 10. TERMINATION AND ABANDONMENT..........................................27

SECTION 11. PAYMENT OF CERTAIN EXPENSES..........................................27

SECTION 12. NOTICES, ETC.........................................................27

SECTION 13. ENTIRE AGREEMENT; AMENDMENT AND WAIVER...............................29

SECTION 14. ASSIGNMENT...........................................................29

SECTION 15. PRESS RELEASES.......................................................29

SECTION 16. SEVERABILITY.........................................................29

SECTION 17. GENERAL..............................................................30

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                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT, dated as of July 9, 2002 (together with the Schedules, Annexes and Exhibits hereto, this "Agreement"), is by and among American Achievement Corporation, a Delaware corporation ("Buyer"), Milestone Marketing Incorporated, a Pennsylvania corporation (the "Company"), Ronald A. Brostrom, an individual ("Brostrom"), Eric Weiss, an individual ("Weiss") and Page Singletary, an individual ("Singletary") (Brostrom, Weiss and Singletary each individually a "Shareholder" and, collectively, the "Shareholders"), Eureka I, L.P., a Delaware limited partnership ("Eureka") and Eureka I-A, L.P., a Delaware limited partnership ("Eureka I-A", and together with Eureka, each individually a "Warrant Holder" and collectively, the "Warrant Holders"). Shareholders and Warrant Holders may sometimes hereinafter be referred to individually as a "Seller" and, collectively, as the "Sellers"). Shareholders are the beneficial and record owners of an aggregate of one hundred percent (100%) of the issued and outstanding capital stock, which consists solely of common stock, no par value per share (the "Common Stock"), of the Company. The Warrant Holders are the beneficial and record owners of all the issued and outstanding warrants to purchase Common Stock (the "Warrants").

          WHEREAS, each of the Shareholders desires to sell all of the shares of Common Stock owned by such Seller, as set forth on ANNEX I attached hereto (collectively, the "Shares") and each of the Warrant Holders desires to sell all the Warrants owned by such Warrant Holder, as set forth on ANNEX I attached hereto (with the Warrants and Shares being collectively referred to herein as the "Securities"), and Buyer desires to purchase all Securities for the consideration provided herein;

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, Sellers and Buyer hereby agree as follows:

          SECTION 1. SALE AND PURCHASE.

          (a) SALE AND PURCHASE. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 2(a)), each Seller will sell, convey, transfer and deliver to Buyer, and Buyer will purchase from such Seller, the Securities set forth opposite such Seller's name on ANNEX I attached hereto, which Securities collectively represent 100% of the outstanding shares of capital stock and warrants of the Company. As to each Seller, the Securities being sold by such Seller are sometimes referred to herein as such "Seller's Securities".

          (b) PURCHASE PRICE. On the terms and subject to the conditions of this Agreement, in consideration of the sale of the Securities, Buyer agrees to pay to Sellers the purchase price (the "Purchase Price"), which, subject to Sections 1(c), 1(d), 1(e) and 1(f) hereof, shall consist of an aggregate sum of $15,750,000. Subject to Section 1(c), the Purchase Price shall be payable by wire transfer of immediately available funds to such bank account or bank

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accounts as Sellers shall theretofore designate in writing to Buyer, or by such other means as are agreed upon by Sellers and Buyer. The Purchase Price shall be allocated among Sellers as set forth on ANNEX I hereto. Any amounts escrowed pursuant to Section 1(c) shall be escrowed pro rata among Sellers and any adjustment made pursuant to Section 1(d), Section 1(e) and Section 1(f) shall be made pro rata among Sellers.

          (c) POST-CLOSING ESCROW. At the Closing, Buyer shall deliver to the escrow agent set forth in the Post-Closing Escrow Agreement, dated as of the Closing Date, by and among the parties hereto and The Bank of New York, as escrow agent (the "Post-Closing Escrow Agent"), on terms reasonably satisfactory to Buyer and Sellers (the "Post-Closing Escrow Agreement") $1,575,000 (the "Post-Closing Escrow Amount), such amount to be held by the Post-Closing Escrow Agent until November 30, 2003, except as provided for herein and in the Post-Closing Escrow Agreement, and disbursed by it in accordance with the terms of the Post-Closing Escrow Agreement. At the time of final disbursement of the Post-Closing Escrow Amount, any earnings on the Post-Closing Escrow Amount shall be disbursed to the parties pro rata in proportion to the ultimate distribution of the Post-Closing Escrow Amount.

          (d) EBITDA ADJUSTMENT. (i) Within two days prior to the Closing Date, Sellers shall deliver to Buyer an estimate of EBITDA (as defined below) of the Company for the nine months ended May 31, 2002 (the "EBITDA Estimate"). Upon completion of the Company's audited financial statements for the nine months ended May 31, 2002, which shall be no later than November 30, 2002 (with copies furnished promptly to Sellers), Buyer and its auditors shall, in good faith, calculate EBITDA of the Company for such period and prepare a statement (the "EBITDA Statement") setting forth such calculation. The fee for such audit, calculation and statement shall be paid for by Buyer. To the extent that EBITDA as set forth in the EBITDA Statement is less than the EBITDA Estimate, Sellers shall pay to Buyer, pro rata among Sellers, an amount (the "Shortfall Amount") equal to the difference between the EBITDA Estimate and EBITDA as set forth in the EBITDA Statement (the "EBITDA Shortfall") multiplied by seven (7). The Shortfall Amount shall be payable by wire transfer of immediately available funds to such bank account as Buyer shall theretofore designate in writing on the fifth day following the earliest to occur of (A) the expiration of the EBITDA Dispute Notice Period (as defined below), if Sellers fail to deliver an EBITDA Dispute Notice (as defined below) within the EBITDA Dispute Notice Period, (B) the date of resolution of matters stated in an EBITDA Dispute Notice and (C) the date of delivery of the report by the Accountant (as defined below) contemplated in the next paragraph; provided, that Buyer must satisfy any amounts due under this paragraph from the Post-Closing Escrow Amount.

          (ii) If Sellers object to the calculations of EBITDA set forth in the EBITDA Statement, they shall jointly notify Buyer in writing of their objection setting forth the amount in dispute and a reasonably detailed statement of the basis thereof (an "EBITDA Dispute Notice") within 30 days (the "EBITDA Dispute Notice Period") of delivery of such EBITDA Statement; PROVIDED, HOWEVER, that if Sellers fail to deliver an EBITDA Dispute Notice within the prescribed period, such EBITDA Statement shall be final and binding. If Sellers deliver an EBITDA Dispute Notice, Buyer and Sellers shall negotiate in good faith in an attempt to resolve their differences within the following 30 days following delivery of the Dispute Notice (the "Resolution Period"). If, at the end of the Resolution Period, Buyer and Sellers have not reached an agreement in writing, such EBITDA Statement shall be submitted to a mutually agreed upon

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accounting firm that is nationally recognized (the "Accountant"), who shall be engaged by Buyer and Sellers within 10 days after the end of the Resolution Period for the purpose of making a final determination with respect to such EBITDA Statement. Buyer, on the one hand, and Sellers, on the other hand, may submit documentation supporting their respective positions to the Accountant. Buyer and Sellers shall take all action reasonably required to cause the Accountant to make its determination within 30 days after the date of its engagement. Upon making its determination, the Accountant shall deliver to Buyer and Sellers (i) a report setting forth its adjustments, if any, to such EBITDA Statement and the calculations supporting such adjustments, and (ii) such EBITDA Statement accompanied by a schedule setting forth the calculation of EBITDA. Such report and calculation of EBITDA shall be final, conclusive and binding on the parties hereto and not subject to appeal, absent fraud or manifest error. The fees and expenses incurred in connection with the engagement of the Accountant shall be borne by Buyer in proportion to the percentage of the disputed amount awarded to Sellers based on the Accountant's determination. The remaining fees and expenses of the Accountant shall be borne by Sellers.

          (iii) As used in this Section 1, "EBITDA" shall mean earnings before interest, taxes, depreciation, amortization and extraordinary gains or loss, all as set forth in the audited financial statements of the Company. Such audited financial statement shall be prepared based upon generally accepted accounting principles as in effect on the date hereof, consistently applied ("GAAP").

          (e) REDUCTION FOR INDEBTEDNESS. The Purchase Price shall further be reduced by the amount of the outstanding indebtedness of the Company as of the Closing Date to Wilmington Trust of Pennsylvania pursuant to the Line of Credit and Security Agreement dated as of January 20, 1999, as amended (the "Wilmington Loan") and to the Warrant Holders pursuant to the Loan Agreement between the Company and the Warrant Holders (the "Eureka Loan"). The amount of outstanding indebtedness under the Wilmington Loan due as of July 11, 2002 shall not exceed $366,500 and the amount of outstanding indebtedness under the Eureka Loan due as of July 11, 2002 shall not exceed $3,135,000. To the extent such amounts exceed $366,500 and $3,135,000 at Closing, the Purchase Price shall further be reduced. To the extent additional amounts are outstanding based upon borrowings prior to Closing under the Eureka Loan or the Wilmington Loan after the Closing, such amounts shall be paid from the Post-Closing Escrow Amount.

          (f) REDUCTION FOR TRANSACTION BONUS. The Purchase Price shall further be reduced by an aggregate of $200,000 representing a transaction bonus payable by the Company to Donald Stewart (the "Bonus"). The Company shall, upon Closing, wire the amount of the Bonus to Donald Stewart, net of all applicable federal, state and local income and employment tax withholding requirements, as determined and agreed to by the Buyer.

          SECTION 2. THE CLOSING.

          (a) TIME AND PLACE OF CLOSING. On the terms and subject to the conditions contained in this Agreement, the closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022 on July 15, 2002, or at such other place or time as Buyer and Sellers may agree in

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writing (the "Closing Date"). At the Closing there shall have been delivered to
Buyer and Sellers the opinions, certificates and other documents and instruments required to be delivered hereunder.

          (b) DELIVERY AND PAYMENT. At the Closing, each Seller shall deliver (or cause to be delivered) to Buyer stock certificates or warrants, as the case may be, representing the number of such Seller's Securities set forth opposite such Seller's name on ANNEX I hereto, duly endorsed, with respect to the Shares, or accompanied by duly executed stock powers in blank and having all necessary stock transfer tax stamps affixed thereto at the expense of Sellers in form suitable for transfer of title thereto to Buyer free and clear of any Encumbrances (as defined herein) or Adverse Claim (as defined in Section 8-303 of the Uniform Commercial Code), against payment of the Purchase Price by Buyer to Sellers.

          SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLERS WITH RESPECT TO STOCK OWNERSHIP, AUTHORITY, NO VIOLATION, ETC.

          Each Seller hereby severally, and not jointly, represents and warrants to Buyer, as follows:

          (a) STOCK OWNERSHIP. Such Seller is the beneficial and record owner of such Seller's Securities, free and clear of any lien, mortgage, pledge, preference, priority, option, security interest, assignment for security claim, charge, third party right or any other restriction or encumbrance of any nature whatsoever other than the rights of Buyer created by this Agreement and restrictions on transfer under applicable securities laws (each an "Encumbrance"), and, on the Closing Date, it will transfer to Buyer good and marketable title to such Securities, free and clear of any Encumbrance or Adverse Claim (as defined in Section 8-303 of the Uniform Commercial Code).

          (b) NO VIOLATION, ETC. None of such Seller's execution and delivery of this Agreement or the Post-Closing Escrow Agreement, the consummation of the transactions contemplated herein nor compliance by such Seller with any of the provisions hereof or thereof will: (i) result in the creation of any Encumbrance or Adverse Claim upon such Seller's Securities under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, or any other instrument or obligation to which such Seller is a party or by which such Seller or such Seller's Securities may be bound or
(ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Seller or such Seller's Securities. Except as otherwise disclosed on SCHEDULE 4(a) hereto, no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or any Person (as herein defined) is required to be obtained by such Seller in connection with the execution and delivery by such Seller of this Agreement or the Post-Closing Escrow Agreement or consummation by such Seller of the transactions contemplated herein or therein in the manner contemplated hereby or thereby.

          (c) NO OTHER AGREEMENTS TO SELL ASSETS OR BUSINESS. Neither the Company nor such Seller has any legal obligation, absolute or contingent, to any other individual, corporation, partnership, trust, limited liability company, association, joint venture or any similar entity (each, a "Person") to (i) sell such Seller's Securities (other than the sales contemplated

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hereby), (ii) sell any assets of the Company (other than sales of inventory in the ordinary course of the business of the Company), (iii) issue, sell or otherwise transfer any capital stock or any security convertible into or exchangeable for capital stock of the Company (other than the sales contemplated hereby or the issuance of Common Stock by the Company upon exercise of the Warrants), (iv) effect any merger, consolidation or other reorganization of the Company or (v) enter into any agreement with respect to any of the foregoing.

          (d) LITIGATION. There is no action, claim, suit or proceeding pending or, to the knowledge of such Seller, threatened by or against or affecting such Seller or such Seller's Securities and, to the knowledge of such Seller, there is no investigation pending or, to the knowledge of such Seller, threatened against or affecting such Seller or such Seller's Securities, in each case before any court or governmental or regulatory authority or body, in either case that could affect the ability of such Seller to sell and transfer such Seller's Securities or otherwise to consummate the transactions contemplated by this Agreement and the Post-Closing Escrow Agreement at the Closing. There are no writs, decrees, injunctions or orders of any court or governmental or regulatory agency, authority or body outstanding against such Seller with respect to such Seller's Securities. As used in this Agreement, "knowledge" shall mean (i) with respect to matters pertaining to the Company, the actual awareness or understanding of each of the Shareholders after due inquiry of those officers who would normally be expected to have knowledge of the truth or completeness of such representation or warranty, and (ii) with respect to matters pertaining to a Seller or its Securities, the actual awareness or understanding of such Seller.

          (e) AUTHORITY; EXECUTION AND DELIVERY. Each Seller has the power, capacity and authority to enter into this Agreement and the Post-Closing Escrow Agreement, to sell such Seller's Securities in accordance with the terms hereof, and to perform fully Seller's obligations hereunder and thereunder. Each of the Warrant Holders has taken all requisite partnership action required to authorize the execution, delivery and performance by such Warrant Holder of this Agreement and the Post-Closing Escrow Agreement and the transactions contemplated hereby and thereby. Each of this Agreement and the Post-Closing Escrow Agreement has been duly executed and delivered by such Seller and each constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as the enforcement hereof or thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general or by general principles of equity.

          SECTION 4. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS WITH RESPECT TO THE COMPANY.

          Except as set forth on the disclosure schedule attached hereto, with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates (the "Disclosure Schedule"), each Shareholder hereby severally, and not jointly represents and warrants to Buyer as follows:

          (a) NO CONFLICTS, CONSENTS, ETC. Neither the execution and delivery of this Agreement or the Post-Closing Escrow Agreement, the consummation of the transactions contemplated hereby, nor compliance by Sellers with any of the provisions hereof or thereof will: (i) violate or conflict with any of the provisions of the Certificate of Incorporation or By-

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laws of the Company; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or result in the acceleration of performance under, or termination or cancellation or a right of termination or cancellation of, or result in being declared void, voidable, without further binding effect or subject to amendment or modification of any of the material terms, conditions or provisions of, any note, bond, mortgage, indenture, lease, deed of trust, license, agreement, contract or any other instrument or commitment or obligation to which the Company is a party, or by which the Company or any of its assets or properties may be bound or affected, and in the case of either clause (i) or clause (ii) above, no such violation, conflict, breach, termination, cancellation or default could reasonably be expected to impair any Seller's ability to execute, deliver or perform its obligations under this Agreement or the Post-Closing Escrow Agreement; (iii) result in the creation of any Encumbrance or Adverse Claim upon the Shares under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license agreement or any other instrument or obligation to which the Company is a party or any of the capital stock, assets or properties of the Company; (iv) violate any order, writ, injunction, decree, judgment, ruling, statute, rule or regulation applicable to the Company, or any of its assets or properties; or (v) require any consent, approval, permission or other authorization of, or notice to, or declaration or filing or registration by or with any court, arbitrator or governmental, administrative, or regulatory authority or any Person other than those that may be required to be obtained or provided by Buyer. As used in this Agreement, the term "Material Adverse Effect" shall mean any event or condition that would or could reasonably be expected to have a material adverse effect upon the business, operations, assets, liabilities, properties, or condition (financial or other) of the Company; provided that (i) events or conditions affecting the economy in general or the industry in which Buyer and the Company are engaged in general, and (ii) events or conditions resulting from the disclosure of this transaction, shall not be deemed to constitute a Material Adverse Effect. The Company has obtained all notices to and consents, approvals, permissions, waivers or other authorization from governmental or regulatory authority or agencies or any other Person as required pursuant to any law, regulation, order, judgment, decree, permit, authorization, license, opinion, common or decisional law or agency requirement, lease, mortgage, contract or agreement in order to consummate the transactions contemplated hereby and for Buyer thereafter to operate the business of the Company, including, without limitation, those listed on SCHEDULE 4(a).

          (b) ORGANIZATION AND GOOD STANDING. (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. The Company has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction (domestic, foreign or otherwise) where such qualification is necessary under applicable law, except where the failure to so qualify, would not have a Material Adverse Effect. SCHEDULE 4(b) lists all jurisdictions in which the Company is qualified to do business as a foreign corporation. The Company has not received any notice from the Secretary of State or comparable official of any jurisdiction to the effect that the Company is required to be qualified or otherwise authorized to do business therein, in which the Company has not qualified or obtained such authorization.

          (ii) SCHEDULE 4(b) sets forth the subsidiaries of the Company (each a "Subsidiary" and collectively, the "Subsidiaries"). All the outstanding capital stock of each Subsidiary is

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owned directly by the Company and is free and clear of all Encumbrances and has been duly and validly issued and is fully paid and nonassessable. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary is a party or otherwise obligating any Subsidiary to issue or sell, or entitling any Person to acquire from any Subsidiary, and no Subsidiary is a party to any agreement, arrangement or commitment obligating it to repurchase, redeem or otherwise acquire, any shares of the capital stock or any securities convertible into or exchangeable for the capital stock of any such Subsidiary. For purposes of this Section 3 and 4, unless the context otherwise requires, references to the Company herein shall be deemed also to include each of the Subsidiaries of the Company.

          (c) CAPITALIZATION. (i) The authorized capital stock of the Company consists solely of the number of shares of Common Stock of the Company set forth on SCHEDULE 4(c) hereto, which schedule also sets forth the number of shares of such Common Stock issued and outstanding, all of such shares of Common Stock constituting the Shares. The Company does not have any direct or indirect subsidiaries, does not directly or indirectly hold any securities in any other Person. SCHEDULE 4(c) hereto lists all shareholder agreements to which the Company or Sellers are a party, if any, all of which will be terminated at or prior to the Closing.

                (ii) All of the Shares have been duly authorized and are validly issued, fully paid and nonassessable. The issuance and sale of all such Shares were, at the time of such issuance and sale, in full compliance with all applicable federal and state securities laws. Except for the Warrants, which evidence the right to purchase 43 shares of Common Stock, there are no existing subscriptions, warrants, rights, options, calls, contracts, understandings, commitments, restrictions or arrangements of any character whatsoever, or agreements to grant the same, relating to the issuance, sale, delivery or transfer, or voting of any Shares or of any other capital stock of the Company, and the Company has no outstanding securities convertible into or exchangeable or exercisable for any shares of capital stock of the Company or any subscriptions, warrants, rights, options, calls, contracts, understandings, commitments, restrictions or arrangements of any character whatsoever with respect to the issuance, sale or delivery of such convertible securities.

          (d) CERTIFICATE OF INCORPORATION AND BY-LAWS; BOOKS AND RECORDS. (i) Sellers have delivered to Buyer copies of the Certificate of Incorporation of the Company, including any amendments thereto through the date hereof (certified as of a recent date by the Secretary of State of its state of incorporation), and the By-laws (certified as of the date hereof by the Secretary of the Company), which copies are complete and correct as of the date hereof. The Company is not in default in the performance, observation or fulfillment of any term or provision of its Certificate of Incorporation or By-laws.

                (ii) The minute books of the Company now contain, and on the Closing Date will contain, a true, correct and complete record of all material corporate actions taken on or prior to the date hereof, or hereafter taken on or prior to the Closing Date, at the meetings of shareholders and directors and committees thereof. The stock certificate books and records of the Company accurately reflect on the date hereof, and will accurately reflect on the Closing Date, the ownership of the Shares by the persons and in the amounts set forth on ANNEX I.

          (e) FINANCIAL STATEMENTS. Sellers have delivered to Buyer complete copies of the following financial statements of the Company, including any related notes to such financial statements (the "Company Financial Statements"), each of which has been prepared in accordance with GAAP consistently applied throughout the periods indicated (subject to year-end adjustments), and have been prepared from and are in accordance with the books and records of the Company and fairly presents the financial position and results of operations of the Company as of the dates and for the periods indicated, subject, in the case of unaudited interim financial statements, to normal year-end adjustments:

                (i) audited balance sheet of the Company as at August 31, 2001;

                (ii) audited statement of income and statement of changes of cash flows of the Company for the eight months ended August 31, 2001; and

                (iii) an unaudited balance sheet, statement of income and statement of changes in cash flows for the Company as at and for the nine months ended May 31, 2002.

The audited balance sheet of the Company as at August 31, 2001 (the "Balance Sheet Date") is herein referred to as the "Balance Sheet" for the Company. The unaudited balance sheet of the Company as at and for the nine months ended May 31, 2002 is herein referred to as the "Interim Balance Sheet" for the Company.

          (f) INDEBTEDNESS; ABSENCE OF UNDISCLOSED LIABILITIES. SCHEDULE 4(f) lists all notes, debentures, bonds, letters of credit, bankers' acceptances and other instruments evidencing indebtedness (including capital leases, guarantees, lines of credit and indebtedness with recourse limited to certain assets of the Company) of the Company. Except as disclosed on the Schedules hereto, the Company has no liabilities of any nature (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that are required to be recorded in accordance with GAAP other than (i) liabilities reflected or reserved against on the Balance Sheet, and (ii) liabilities that have arisen in the ordinary course of business consistent with past practice as a result of arms-length negotiations since the Balance Sheet Date. As of the Closing Date, the Company shall have no indebtedness for borrowed money.

          (g)   ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on
SCHEDULE 4(g) hereto, since the Balance Sheet Date, there has not been any:

                (i) change in the number of shares of capital stock issued and outstanding or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities, property or otherwise) in respect of, or any split, combination or reclassification of, the capital stock of the Company, or any redemption or other acquisition by the Company of any shares of its capital stock;

                (ii) (A) other than pursuant to existing employment agreements, corporate policies, practices and procedures or existing plans and arrangement each as described on the Disclosure Schedule, (1) increase in the compensation payable or to become payable by the Company to any of its officers, directors, employees, independent contractors or agents (collectively, "Company Personnel") whose total compensation for services rendered to the Company is currently at an annual rate of more than $25,000 or any increase of general applicability in the compensation payable to Company Personnel or (2) bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, of or to the credit of Company Personnel; or
(B) employee welfare, pension, retirement, profit-sharing or similar plan adopted by the Company or any change in any such plan already in existence;

                (iii) strikes, picketing, unfair labor practices, demands for recognition, petitions or other labor disputes between the Company and any Company Personnel or any collective bargaining organization representing or seeking to represent Company Personnel;

                (iv) addition to or modification of the employee benefit plans, arrangements or practices described on SCHEDULE 4(t) hereto, other than
(A) contributions made for the fiscal year ended August 31, 2001 in accordance with the normal practices of the Company or (B) the extension of coverage to other Company Personnel who became eligible after August 31, 2001;

                (v) mortgage, pledge or subjection to any Encumbrance of any of the assets or properties, tangible or intangible, of the Company except
(A) liens relating to current real and personal property taxes incurred but not yet due and payable, (B) materialmen's or like liens or obligations arising in the ordinary course of business securing obligations not yet due and payable,
(C) purchase money security interests or similar liens arising in the ordinary course of business in an amount not to exceed in the case of this clause (C) $5,000, individually, (D) customary covenants, conditions, restrictions, limitations, easements, rights-of-way and other similar encumbrances and imperfections of title, if any, which do not detract from the value, or interfere with or impair in any material respect the present and continued use, in the usual and normal conduct of the businesses of the Company, or the properties and assets of the Company or otherwise impair in any material respect the business operations of the Company, in each case taken as a whole, and (E) zoning, entitlement, building and other land use regulations that are not violated by and do not materially interfere with the Company's use or occupancy of any of real property (the Encumbrances described in clauses (A) through (E) are referred to herein collectively as the "Permitted Encumbrances");

                (vi) (A) sale, assignment or transfer of any assets or properties, tangible or intangible, of the Company other than in the ordinary course of business and consistent with past practice, (B) or any conducting of business other than in the ordinary course of business and consistent with past practice, or (C) any acquisition of all or any part of the assets, properties, stock or business of any Person other than in the ordinary course of business and consistent with past practice;

                (vii) material change in the Company's advertising, pricing, purchasing, budget or product acquisition policies, other than to account for seasonal variations in a manner consistent with past practice;

                (viii) change by the Company in accounting methods, principles or practices, except as required by GAAP;

                (ix) cancellation of any debt owed to the Company or waiver of any material claim or right of the Company, whether or not in the ordinary course of business;

                (x) amendment, cancellation or termination by the Company of any contract, agreement or other instrument obligating any other Person to pay to the Company $25,000 or more in the aggregate over the life of the contract, agreement or other instrument or which is otherwise material to the Company or its business, operations, results of operations, assets, liabilities, properties, prospects or condition (financial or otherwise);

                (xi) payment, discharge or satisfaction of any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Company other than in the ordinary course of business and consistent with past practice;

                (xii) any capital expenditure or the entering into of any contract, agreement or lease involving payments in excess of $10,000 individually, including all forward commitments to purchase equipment, raw materials or inventory, other than commitments to purchase raw materials or inventory in the ordinary course of business and consistent with past practice;

                (xiii) borrowing of money by the Company or guaranteeing of indebtedness of others by the Company;

                (xiv) lending of any money or otherwise pledging the credit of the Company to any other Person;

                (xv) cancellation of, or failure to continue, any insurance coverage of the Company;

                (xvi) failure to pay any current obligations of the Company when due or consistent with past practice, except for those obligations being contested in good faith and disclosed on SCHEDULE 4(g) hereto;

                (xvii) damage, destruction or casualty loss, whether covered by insurance or not which would for the Company, in the aggregate, exceed $10,000;

                (xviii) transaction entered into with any Affiliate (an "Affiliate," for purposes of this Agreement, shall include with respect to any Person, a director or officer of such Person or any other Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person) of the Company, any Seller or any member of any Seller's family (related by blood or marriage) (each, a "Family Member"), including any dividend payment;

                (xix) making or changing of any tax election, changing of any annual tax accounting period, adopting or changing any method of tax accounting, filing of any amended Tax Return, entering into any closing agreement, settling of any Tax claim or assessment (other than the payment of Taxes in the ordinary course of business), surrendering of any right to claim a Tax refund, consenting to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

                (xx) expiry, lapse, cancellation or abandonment of any Registered or material Owned Intellectual Property, including without limitation any loss of trademark rights;

                (xxi) failure to operate the business of the Company in the ordinary course;

                (xxii) agreement by any Seller or the Company to do or take any action in furtherance of any of the foregoing; or

                (xxiii) other event or condition of any character which has had a Material Adverse Effect.

          (h) TAX MATTERS. Except as set forth in SCHEDULE 4(h), (i) the Company has timely filed all federal, state, local and foreign returns, reports, statements and forms required to be filed under the Code or applicable state, local or foreign Tax laws, including all such returns, reports, statements and forms with respect to estimated Taxes ("Tax Returns"), and such Tax Returns are true, correct and complete, (ii) all Taxes required to be paid with respect to the periods covered by the Tax Returns referred to in the preceding clause (i) have either been paid in full or the full amount of such Taxes has been accrued as a liability on the Interim Balance Sheet (except for Taxes accruing from the date of the Interim Balance Sheet through the Closing Date, which consist only of Taxes incurred in the ordinary course of business consistent with past practice), and all Taxes required to be paid with respect to any period that ended on or prior to the Closing Date have either been paid in full or the full amount of such Taxes has been accrued as a liability on the Interim Balance Sheet (regardless of whether a Tax Return is required to be filed with respect to such Tax), (iii) no Tax liens have been filed, and no audit, or, to Shareholder's knowledge, no examination or inquiry is currently being conducted by any Taxing authority, (iv) the Company has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, (v) neither the Company nor any predecessor thereof has been included in any combined, consolidated or unitary group for federal, state or local income Tax purposes, (vi) there are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company, (vii) the Company is not a party to any agreement or understanding providing for the allocation or sharing of Taxes, (viii) the Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method, (ix) the acquisition of the stock of the Company will not be a factor causing any payments to be made by the Company to be nondeductible (in whole or in part) pursuant to Section 280G or 168(m) of the Code, and the Company is not a party to any agreement or understanding that could require it to pay any amount that would not be deductible under either such section, (x) the Company has not filed with respect to any item a disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure with respect to foreign, state and/or local Tax statutes and (xi) no consent or election under Section 341 of the Code has been made for the Company. Set forth on SCHEDULE 4(h) is a list of all federal income Tax audits that have ended within three years of the date of this Agreement. For purposes of this Agreement, "Code" means the Internal Revenue Code of 1986, as amended; and "Tax" means any Federal, state, local or foreign net income, gross income, net receipts, gross receipts, profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, employment or other tax, custom, duty, fee or other governmental charge or any kind, together with any interest, fine, penalty, addition to tax or additional amount imposed with respect thereto.

          (i) ACCOUNTS RECEIVABLE. The accounts receivable reflected on the Balance Sheet, the Interim Balance Sheet or thereafter earned and recorded by the Company, (i) have arisen only from bona fide transactions entered into in the ordinary course of business of the Company and (ii) except with respect to accounts receivable that become uncollectable as a result of the bankruptcy or insolvency of the relevant account-debtor of the Company following the Closing Date, such accounts receivable have been collected or, to Shareholders' knowledge, are collectible in the ordinary course of the Company's business at the aggregate gross recorded amounts thereof less, in the case of accounts receivable reflected on such Balance Sheet and the Interim Balance Sheet, any allowance for uncollectable accounts, returns and trade allowances set forth therein, and in the case of accounts receivable thereafter recorded, an allowance for uncollectable accounts, returns and trade allowances recorded in a manner consistent with the reserve set forth in such Balance Sheet, the Interim Balance Sheet and past practice. To Shareholders' knowledge, based on historical results, Shareholders' reasonably believe such reserve is adequate on the Closing Date.

          (j) INVENTORIES. The inventories, including raw materials, reflected on the Balance Sheet and the Interim Balance Sheet, or thereafter acquired by the Company, consist of items of a quality and quantity usable or saleable in the normal and usual course of the business of the Company and have a fair market value at least equal to the values at which such items are carried on its books. The values at which such inventories are carried on the Balance Sheet and the Interim Balance Sheet reflect the normal inventory valuation policy of the Company (including the writing down of the value of slow-moving or obsolete inventory or inventory of below standard quality to realizable market value in accordance with GAAP), stating inventories at the lower of cost or market on a first-in, first-out basis.

          (k) EQUIPMENT. The present quantity of all assets of the Company consisting of equipment, whether reflected on the Balance Sheet and Interim Balance Sheet or otherwise, is reasonable and warranted in the present course of the business conducted by the Company. Except as set forth on SCHEDULE 4(k), all of such equipment (except for leased equipment for which the lessors have valid security interest) is free and clear of any Encumbrance. All equipment owned, operated or leased by the Company are in all material respects in good operating condition and repair, ordinary wear and tear excepted. Set forth on SCHEDULE 4(k) is a list of all of the equipment. Except as set forth on SCHEDULE 4(k), no equipment of the Company is located outside the United States.

          (l) POWERS OF ATTORNEY, AGENTS, ETC. SCHEDULES 4(l)(i) through 4(l)(iv) hereto contain accurate lists of the following:

                (i) SCHEDULE 4(l)(i). POWERS OF ATTORNEY. The names of all Persons holding powers of attorney from the Company;

                (ii) SCHEDULE 4(l)(ii). MARKETABLE SECURITIES. All marketable securities and all other notes or other obligations owned by the Company;

                (iii) SCHEDULE 4(l)(iii). BANK ACCOUNTS. The name of each institution in which the Company has a bank account or safe-deposit box, the number of any such account or box, and the names of all Persons authorized to draw or to have access thereto; and

                (iv) SCHEDULE 4(l)(iv). AGENTS. (A) The name of each agent, if any, other than a regular employee or a commission salesman of the Company, who has been paid a commission in connection with obtaining any contract or order of the Company since January 1, 1999, indicating the amount of such commission and the contract or order to which it related; and (B) a list of all contracts with agents, other than employees or commission salesmen, if such contracts are not terminable by the Company upon 30 days' notice or less without cost to the Company.

          (m) COPIES OF DOCUMENTS. The Company previously delivered or made available to Buyer or to Schulte Roth & Zabel LLP, counsel to Buyer, true and complete copies of all documents listed or described in or referred to on any Schedule hereto.

          (n) TANGIBLE PROPERTIES; ASSETS. (i) Except as set forth on SCHEDULE 4(n)(i), (i) the Company (A) owns all the properties and assets it purports to own (including those reflected on the Balance Sheet and the Interim Balance Sheet, except as since sold or otherwise disposed of in the ordinary course of business), and (B) has good title to leasehold estates or interests in all real properties and other tangible properties and assets leased by the Company, in each case free and clear of all Encumbrances, except for Permitted Encumbrances;
(ii) except where the failure to so perform could not have a Material Adverse Effect, the Company has in all respects performed all the obligations required to be performed by it to the date hereof under all leases to which the Company is a party, and quietly enjoys the properties conveyed under such leases; (iii) the Company has not received written or oral notice of (A) any violation of any applicable regulation, ordinance or other law, order, regulation or requirement relating to the use and operation of any properties owned or leased by the Company and the Company knows of no such violation, or (B) any pending or, to Shareholders' knowledge, threatened condemnation proceedings relating to any real property owned or leased by the Company and, so far as known to the Company, there are no such pending or, to Shareholders' knowledge, threatened proceedings; (iv) the Company has not received any notice, demand or request from any insurance company, any board of fire underwriters (or organization exercising functions similar thereto) or any governmental or municipal agency or any other Person requesting the performance of any work or alteration in respect to any real property owned or leased by the Company; (v) the consummation of the transactions contemplated by this Agreement will not constitute a default, or give rise to a right of termination, cancellation or acceleration of any right under, any lease to which the Company is a party; and (vi) the Company has obtained all consents and approvals required to be obtained by the Company under any lease in connection with the consummation of the transactions contemplated by this Agreement. All real property owned or leased by the Company, and all plants, structures, leasehold improvements and other tangible properties and assets owned, operated or leased by the Company are in all material respects in good operating condition and repair, ordinary wear and tear excepted. SCHEDULE 4(n)(ii) lists all real property owned by the Company; all real property leases, subleases or other agreements pursuant to which the Company leases, uses and occupies any real property, including any amendments, modifications or supplements thereto; all premises occupied by the Company under rental arrangements without leases (including in each case the amount of rent payable and the type of occupancy); and all contracts to which the Company is a party for the sale, purchase or lease of real property (including any leases pursuant to which the Company has any right or option to purchase real property). SCHEDULE 4(n)(iii) lists all leases of personal property to which the Company is a party.

                (ii) The assets of the Company, constitute, and on the Closing Date will constitute, all of the assets that are necessary to permit the business of the Company to be conducted by Buyer in substantially the manner as it has heretofore been conducted by the Company.

          (o) VALIDITY OF CONTRACTS. Except as set forth on SCHEDULE 4(o)(i) hereto, each contract, agreement or instrument is valid and in full force and effect, and is binding and enforceable in accordance with its terms and the Company is not nor will it be with notice, the lapse of time, or both, in default under any such contract, agreement or instrument. To each Shareholder's knowledge, no Person who is a party to any such contract, agreement or instrument, is, and nor will it be with notice, the lapse of time or both, in default under any provision of any such contract, agreement, or instrument.
SCHEDULE 4(o)(ii) lists all written and oral agreements, contracts and commitments (all for purposes of this paragraph, "contracts") relating to the business of the Company not otherwise listed in any other Schedule hereto with an annual payment either to or from the Company in excess of $15,000 individually or which cannot be canceled upon thirty (30) days' notice (other than purchase orders entered into in the ordinary course of business with non-Affiliated parties on an arms'-length basis) and (A) any contract under which the Company has limited or restricted the Company's right to compete with any Person in any respect; (B) any contract to indemnify any Person or guaranty any obligation of any Person (other than pursuant to Company contracts entered into with customers and facility lessors in the ordinary course of business);
(C) any contract granting to any Person any rights to purchase any of the assets of the Company other than in the ordinary course of business consistent with past practice; (D) any joint venture agreement or similar contract; or (E) any contract relating to the acquisition by the Company of any operating business or capital stock or securities of any Person. The Company has no oral agreements with any suppliers of class rings which obligates the Company to purchase rings from a supplier or restricting or limiting actions of the Company.

          (p) INTELLECTUAL PROPERTIES. (i) SCHEDULE 4p(i) lists (A) all Registered (as defined below) or material (in relation to the business of the Company) Owned Intellectual Property (as defined below) and the owner of record thereof; and (B) all Intellectual Property Contracts (as defined below) (other than licenses for off-the-shelf, shrink wrap computer software).

          "Intellectual Property" or "Intellectual Properties" means all foreign and domestic (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, product configurations, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including all extensions, modifications and renewals of same (collectively, "Trademarks");
(ii) inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, "Patents"); (iii) confidential and proprietary information which derives independent economic value from its confidential nature, trade secrets and know-how, including processes, schematics, databases, formulae, drawings, prototypes, models, designs, dies, molds and any confidential, secret or proprietary aspects of a business (including, without limitation, customer lists, supplier lists, pricing arrangements with customers or suppliers, capital structure or financial information) (collectively, "Trade Secrets"); (iv) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, "Copyrights");
(v) proprietary computer software (including, without limitation, all computer program object code, source code, user interface, data bases and documentation) (collectively, "Computer Software"); and (vi) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof (collectively, "Other Proprietary Rights"), but shall not include, licenses for off-the-shelf, shrink wrap computer software.

          "Registered" shall mean issued, registered, renewed or the subject of a pending application.

          "Intellectual Property Contracts" means all agreements concerning the Business Intellectual Property, including without limitation agreements granting the Company rights to use the Licensed Intellectual Property (including Computer Software), agreements under which the Company grants rights to use Owned Intellectual Property, confidentiality agreements, Trademark coexistence agreements, Trademark consent agreements and nonassertion agreements.

          "Business Intellectual Property" means the Owned Intellectual Property and the Licensed Intellectual Property.

          "Owned Intellectual Property" means Intellectual Property owned by the Company.

          "Licensed Intellectual Property" means the Intellectual Property rights that the Company is licensed or otherwise permitted by other Persons to use.

                (ii) No Person other than the Company has an ownership interest in, or a right to receive a royalty or similar payment with respect to, any of the Owned Intellectual Property, except as noted on SCHEDULE 4(p)(i) (and the Company is current on any required payments under Intellectual Property Contracts). The Company has good title to, or is licensed or otherwise has the rights to use, all of the Business Intellectual Property (which is the only Intellectual Property that is necessary for the Company to conduct its business as now conducted or as currently contemplated to be conducted), free and clear of any Encumbrance or royalty or other payment requirements of any nature whatsoever, which rights are freely assignable by the Company to any person without payment, consent of any person or other restriction except as noted in such Schedule.

                (iii) All Business Intellectual Property is valid, subsisting and enforceable. None of the Business Intellectual Property has been canceled, adjudicated invalid or abandoned (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting any of the Company's rights thereto (except that this sentence is to Sellers' knowledge with respect to Licensed Intellectual Property). None of the Owned Intellectual Property has been licensed or used by the Company in such a way as could reasonably be expected to have a Material Adverse Effect on the value, enforceability or validity of such Intellectual Property or result in the dedication of same to the public.

                (iv) No suit, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation or other proceeding (collectively, "Suit") is pending concerning any claim or position that the Company has violated any Intellectual Property rights. No claim has been threatened or asserted against the Company or any of its indemnitees for violation or infringement of any Intellectual Property rights. The Company is not, to the Shareholders' knowledge, violating or infringing upon and has not, to the Shareholders' knowledge, violated or infringed upon any Intellectual Property rights. Without limiting the generality of the foregoing, to Shareholders' knowledge no Trademark used by the Company, including without limitation any Trademark which includes the words "Milestone Marketing" or "Milestone Traditions" is the subject of a claim that the use of such Trademark infringes, violates or dilutes the Trademark of any other Person.

                (v) No Suit is pending concerning any claim or position that the Company or another Person has breached any Intellectual Property Contract, and no such claim has been threatened or asserted. The Company is in compliance with, and has conducted its business so as to comply with, all terms of all Intellectual Property Contracts. There exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default by the Company under any Intellectual Property Contract. No party to any Intellectual Property Contract has given the Company notice of its intention to cancel, terminate or fail to renew any such agreement.

                (vi) No Suit is pending concerning the Owned Intellectual Property, including any Suit concerning a claim or position that the Owned Intellectual Property has been violated or infringed upon or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the Company. No such claim has been threatened or asserted. To Shareholders' knowledge, no valid basis for any such Suits or claims exists.

                (vii) To Shareholders' knowledge, no Person is violating or infringing upon any Business Intellectual Property.

                (viii) The Company has timely made all filings and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all Registered Owned Intellectual Property.

                (ix) The Company has taken reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets used in the business of the Company as currently conducted or contemplated (collectively, "Business Trade Secrets"). To Shareholders' knowledge, the Business Trade Secrets have not been disclosed to any Persons other than (A) Company employees and contractors who had a need to know and use such Business Trade Secrets in the ordinary course of employment or contract performance, (B) lenders of the Company who had a need to know such Business Trade Secrets and (C) customers of the Company with respect to Business Trade Secrets relating to such customers.

          (q) ENVIRONMENTAL MATTERS. (i) Except as set forth on SCHEDULE 4(q) hereto:

          (A) The operations of the Company are in material compliance with Environmental Laws and the Company has obtained and is in material compliance with all necessary permits or authorizations that are required under Environmental Laws to operate the facilities, assets and business of the Company; (B) there has been no Release at any of the properties owned or operated by the Company; and (C) there are no pending, or to the Shareholders' knowledge, threatened Environmental Claims asserted against the Company or, to the knowledge of Shareholders, no Environmental Claims have been asserted against any facilities that may have received Hazardous Substances generated by the Company.

                (ii) "Environmental Laws" includes the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. 655 et seq., and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

                (iii) "Hazardous Substances" shall include, without regard to amount and/or concentration (A) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (B) petroleum, petroleum-based or petroleum-derived products; (C) polychlorinated biphenyls; and (D) asbestos-containing materials.

                (iv) "Environmental Claims" refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Substances from (i) any assets, properties or businesses of the Company or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Substances generated by any Company or any predecessor in interest.

                (v) "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment.

          (r) INSURANCE. SCHEDULE 4(r) lists all policies of insurance in force with respect to the Company. All policies of insurance (or renewals thereof), including those set forth on Schedule 4(r), are valid, outstanding and in full force and effect on the date hereof and all premiums with respect thereto, covering all periods up to and including the date hereof, have been paid. The Company carries insurance of types and in coverage and deductible amounts as are usual and customary among other companies engaged in the same industry.

          (s)   LABOR MATTERS; COMPANY PERSONNEL. (i) Except as disclosed on
SCHEDULE 4(s)(i) hereto, (A) the Company is not a party to any labor contracts, compensation agreements, collective bargaining agreements, employment agreements or consulting agreements or arrangements pertaining to any Company Personnel;
(B) no Company Personnel is represented by any labor organization and no labor organization or Company Personnel has made any demands for recognition, representation or certification; (C) the Company is in compliance in all material respects with all applicable laws respecting employment, employment practices and labor, including, without limitation, all such laws relating to discrimination and harassment; (D) there is no complaint against, or any other material dispute involving, the Company pending or, to Shareholders' knowledge, threatened on behalf of any Company Personnel with respect to any unfair labor practice or otherwise relating to the employment or termination of any Company Personnel; (E) there is no labor strike, representation campaign or work stoppage actually pending or, to Shareholders' knowledge, threatened, against or affecting the Company and the Company has not experienced any such labor interruptions over the past five (5) years; and (F) the Company has not incurred any material liability or obligation under, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq. or comparable state or local law.

                (ii) SCHEDULE 4(s)(ii) lists the names and current annual rates of compensation of all Company Personnel, together with a summary (containing estimates to the extent necessary) of existing bonuses, additional compensation (whether current or deferred) and other like benefits, if any, paid to such persons in the fiscal year ended August 31, 2001, or subsequent thereto.

          (t) EMPLOYMENT BENEFITS. SCHEDULE 4(t) lists all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), deferred compensation, stock option, stock purchase, stock appreciation right, restricted stock, bonus or incentive, severance pay, supplemental retirement, and any other fringe or employee benefit plan, agreement, policy or commitment under which current or former Company Personnel or current or former employees of any ERISA Affiliate are untitled to participate or have participated by reason of their relationship with the Company or any ERISA Affiliate (the "Employee Plans"). There are no material liabilities, breaches, violations or defaults under any such Employee Plans other than listed on SCHEDULE 4(t)(i). Such Employee Plans have been maintained, to the extent applicable, in all material respects in accordance with ERISA, the Code, the terms of such Employee Plan and other applicable Federal, state, local and foreign laws. A favorable determination letter has been obtained from the Internal Revenue Service for any such Employee Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA. There has been no "prohibited transaction" within the meaning of Section 4975(c) of the Code or
Section 406 of ERISA involving the assets of any Employee Plan. Neither the Company nor any other entity (an "ERISA Affiliate") that is under common control with the Company is or was during the preceding six years obligated to contribute to any multiemployer plan. Except as required by Section 4980B of the Code, no Employee Plan or other arrangement provides medical or death benefits with respect to current or former employees of the Company or its ERISA Affiliates beyond their retirement or other termination of employment. None of the Employee Plans are subject to Title IV of ERISA.

          (u) LITIGATION. Except as disclosed on SCHEDULE 4(u) hereto, which contains a summary description thereof, there is no (i) claim, litigation, proceeding, dispute, arbitral action or government investigation pending, or to any Shareholder's knowledge, threatened against or relating to the Company or any of its assets or properties nor (ii) valid basis, to any Shareholder's knowledge, for any such claim, litigation, proceeding, dispute, arbitral action or investigation. There are no writs, decrees, injunctions or orders of any court or governmental or regulatory agency, authority or body outstanding against the Company.

          (v) COMPLIANCE WITH LAWS. Except as disclosed on SCHEDULE 4(v)(i) hereto, the Company has complied in all respects with all applicable statutes, regulations, orders, ordinances and other laws of the United States of America, all state, local and foreign governments and other governmental bodies and authorities and agencies of any of the foregoing to which they are subject, except where non-compliance would not, individually or in the aggregate, have a Material Adverse Effect. The Company has not received any written or oral notice to the effect that, or otherwise been advised that, it is not in compliance with any of such statutes, regulations and orders, ordinances, other laws or undertakings. SCHEDULE 4(v)(ii) lists all material licenses, permits, consents, franchises, approvals, concessions, authorities (including, without limitation, all easements, rights of way and similar authorities), authorizations and certificates (including, but not limited to, all of the forgoing pursuant to any Environmental Law (as defined herein)) and pending applications therefor of, by, or with any Governmental Authority (as defined herein) (collectively, "Permits"). The Company has obtained all Permits which are required in connection with the operations of its business as presently conducted. All such Permits are in full force and effect and no proceedings for the suspension or cancellation of any such Permit is pending or, to Shareholders' knowledge, threatened.

          (w) NO BROKERS. No Seller or the Company has entered into and will not enter into any agreement, arrangement or understanding with any Person which may result in an obligation of Buyer or the Company to pay any finder's fee, brokerage commission or similar payment in connection with the transaction contemplated hereby.

          (x)   TRANSACTIONS WITH CERTAIN PERSONS. Except as disclosed on
SCHEDULE 4(x) hereto, no Seller nor any present or former officer, directors or employee of the Company, or any Family Member or any Affiliate of any of the foregoing, is a party to any transaction with the Company, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for service as an employee) any such person or any other Person in which any such person is a shareholder, member, partner, employee, representative, officer, director, trustee or agent. Except as disclosed on Schedule 4(x) hereto and except for not more than 5% of the outstanding stock of any publicly-traded corporation, no present officer or director of the Company and no Shareholder (or such Shareholder's Affiliate) have any ownership or stock interest in any other enterprise, firm, corporation, trust or any other entity which is engaged in any line or lines of business which are the same as, or competitive with, the line or lines of business of the Company.

          (y) SUPPLIERS AND CUSTOMERS. SCHEDULE 4(y) lists the Company's suppliers and customers. This list will be delivered to Buyer immediately upon execution of this Agreement by the parties hereto. The relationships of the Company with its suppliers and customers are good commercial working relationships and no supplier or customer of the Company set forth on Schedule 4(y) has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials to the Company or its purchase of products, as the case may be, of the Company.

          (z) FULL DISCLOSURE. No representation or warranty of any Seller contained in this Agreement or in any other certificate delivered by any Seller pursuant to Section 7 of this Agreement or in connection with the transactions contemplated herein contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. All documents furnished to Buyer pursuant to this Agreement by the Company or Sellers which are documents described in this Agreement or in the Schedules hereto are true and correct copies of the documents which they purport to represent.

          SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER.

          Buyer hereby represents and warrants to each Seller as follows:

          (a) CONSENTS, NO CONFLICTS, ETC. Neither the execution and delivery of this Agreement or the Post-Closing Escrow Agreement, the consummation by Buyer of the transactions contemplated herein nor compliance by Buyer with any of the provisions hereof or thereof will (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of Buyer; (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its assets or properties; or (iii) require the consent, approval, permission or other authorization of or by or filing or qualification with any court, arbitrator or governmental, administrative, or self-regulatory authority or any Person which has not been obtained (other than as may be required to be obtained by Sellers or the Company).

          (b) ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power to carry on its business as presently conducted.

          (c) AUTHORITY, EXECUTION AND DELIVERY. All requisite corporate action has been taken to authorize the execution, delivery and performance by Buyer of this Agreement and the Post-Closing Escrow Agreement and the transactions contemplated herein and therein, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement and the transactions contemplated herein. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement hereof or thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general or by general principles of equity.

          (d) NO BROKERS. Neither Buyer, nor any of its Affiliates, has entered into any agreement, arrangement or understanding with any Person that will result in the obligation of the Company (prior to Closing) or any Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

          SECTION 6. CERTAIN COVENANTS AND AGREEMENTS.

          (a) CONDUCT OF THE COMPANY'S BUSINESS. From the date hereof up to and including the Closing Date, without the prior written consent of Buyer, neither Sellers nor the Company shall take any action which shall have a Material Adverse Effect. Without limiting the foregoing, each Seller will, from the date hereof up to and including the Closing Date, cause the Company to, and the Company shall, (i) conduct business only in the ordinary course consistent with past practice; (ii) maintain in full force and effect the insurance policies of the Company; (iii) take all necessary and prudent action (consistent with past practice) to preserve the assets and properties, wherever located, which are material to the business of the Company; (iv) promptly advise Buyer in writing of any event or condition that would have a Material Adverse Effect; (v) provide that all compensation and other benefits payable to employees of the Company will continue to be paid consistent with normal practices of the Company; (vi) use its commercially reasonable efforts to preserve the business organization of the Company intact, and to continue its operations at its present levels, (vii) take all necessary and prudent action (consistent with past practice) to preserve the goodwill of suppliers, customers and others having business relations with the Company and retain the services of its employees, agents and contractors; (viii) replenish the inventories of the Company in the ordinary course of business and consistent with prior practice; and (ix) not take, or agree to take, any action that would make any representation or warranty of Sellers contained herein untrue, incorrect, or misleading in any material respect (or, if already qualified by materiality, in any respect) as of the date when made or at any time through Closing, or that would cause any covenant by Sellers or the Company contained herein not to be fulfilled in any material respect (or, if already qualified by materiality, in any respect).

          (b) ACCESS TO THE COMPANY'S BUSINESS. From the date hereof until the Closing Date and subject to the terms of the Confidentiality Agreement, dated June 12, 2002, between the Company and Buyer (the "Confidentiality Agreement"), each Seller and the Company shall, and shall cause Company Personnel to, afford Buyer and its attorneys, consultants, accountants and authorized representatives full access, upon reasonable notice during normal business hours and at other reasonable times, to all properties, books, contracts, commitments, records, personnel, customers, lenders and advisors of the Company, including the Company's "highly confidential" customer and prospect lists and customer agreements, in order to permit Buyer to complete its due diligence investigation of the Company. Such investigation shall include, among other things, the receipt of relevant financial information, the review of any relevant contractual obligations of the Company, the conducting of discussions and meetings with Company Personnel and customers set forth on Schedule 4(y) ("Customers"). All Buyer's diligence, including access to Company Personnel and Customers will be coordinated only with and through the President of the Company, Ronald Brostrom.

          (c) TAXES. Without the prior written consent of Buyer, neither any Seller nor the Company shall, to the extent it may affect or relate to the Company, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax Asset, of the Company, Buyer or any affiliate of Buyer. For purposes of this Agreement, "Tax Asset" shall mean any net operating loss, net capital loss, investment Tax credit, or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes).

          (d) FURTHER ASSURANCES. Each Seller, on the one hand, and Buyer, on the other hand, will cooperate fully with the other party in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, from and after the Closing Date, from time to time, at Buyer's request and without further consideration, each Seller will execute and deliver, or cause to be executed and delivered, such other instruments and take such other action as Buyer may reasonably request in order to carry out the purposes of this Agreement.

          (e) AUTOMOBILE OBLIGATIONS. Within 15 days following the Closing Date, (i) the automobile loan and lease obligations set forth on SCHEDULE 4(n)(iii) shall be paid in full or assumed by the Shareholders, and the Company shall be released from all such obligations and (ii) title to any automobile referenced in the obligations on SCHEDULE 4(n)(iii) and to the three automobiles referenced on SCHEDULE 6(e) shall be transferred to the Shareholders and the Company shall be released from any insurance payment obligations with respect to such automobiles. The Shareholders shall from and after the Closing Date have the obligation to make all payments, and shall indemnify and hold the Company harmless from all obligations under the automobile loans and leases listed on
SCHEDULE 4(n)(iii) and all insurance payment obligations with respect to such automobiles and the automobiles listed on SCHEDULE 6(e). Such agreement to indemnify shall be in addition to the indemnification obligations as set forth in Section 9 and such right to indemnity shall not be subject to the $100,000 threshold as provided in SECTION 9(b)(ii).

          SECTION 7. CONDITIONS TO OBLIGATIONS OF BUYER.

          The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or the waiver by Buyer, on or prior to the Closing Date, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES TRUE AT THE CLOSING DATE. The representations and warranties of each Seller contained in this Agreement shall be deemed to have been made on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date and shall then be true and correct in all material respects (except those representations and warranties that are qualified by materiality or Material Adverse Effect which shall be true and correct in all respects). Sellers shall have delivered to Buyer a certificate with respect to Sellers' representations and warranties, dated the Closing Date, to such effect.

          (b) SELLER'S PERFORMANCE. Each of the obligations of Sellers and the Company to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or prior to the Closing Date. Sellers and the Company shall have delivered to Buyer a certificate with respect to such obligations, dated the Closing Date, to such effect.

          (c) MATERIAL ADVERSE EFFECT. Since the date of the Interim Balance Sheet, no Material Adverse Effect shall have occurred and Sellers shall have delivered to Buyer a certificate, dated the Closing Date, to such effect.

          (d) STOCK CERTIFICATES. On the Closing Date, Sellers shall have delivered to Buyer certificates or agreements evidencing the Shares or the Warrants, as the case may be, free and clear of all Encumbrances or Adverse Claim of any nature whatsoever, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank and with all requisite documentary or stock transfer tax stamps affixed.

          (e) LITIGATION. As of the Closing Date, there shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction, the effect of which is to prohibit or restrain the consummation of the transactions contemplated by this Agreement and no claim, action, suit, investigation or other proceeding shall be threatened or pending before any court or administrative agency or by any governmental agency or other person, challenging or otherwise relating to the transactions provided for herein.

          (f) NO CHANGE IN LAW. There shall not have been any action, or any statute enacted, by the United States, any state, any governmental authority or any foreign country which render the parties unable to consummate the transaction contemplated herein or make the transactions contemplated herein illegal or prohibit or restrict the consummation of the transaction contemplated herein.

          (g) OPINION OF SELLER'S COUNSEL. There shall have been delivered to Buyer an opinion, dated the Closing Date and addressed to Buyer, of Hutchins, Wheeler & Dittmar, counsel to the Company, in form and substance reasonably satisfactory to Buyer.

          (h) EMPLOYMENT AND NON-COMPETITION AGREEMENTS. The Company shall have entered into Employment and Non-Competition Agreements with each of Brostrom and Singletary (the "Employment and Non-Competition Agreements") on terms reasonably satisfactory to the Buyer and the Employment and Non-Competition Agreements shall be in full force and effect. In addition, Weiss shall have entered into a Non-Competition Agreement on terms reasonably satisfactory to Buyer and such agreement shall be in full force and effect.

          (i) RESIGNATIONS. At the Closing, each Seller shall deliver to Buyer written resignations or terminations of all of the directors and officers of the Company, other than those such directors and officers which Buyer has designated to Sellers in writing at lease one day prior to Closing that it desires to retain.

          (j) NONFOREIGN PERSONS. Each Seller shall have provided Buyer with a certification of nonforeign status as described under Treasury Regulations
Section 1.1445-2(b)(2).

          (k) PROCEEDINGS AND DOCUMENTS SATISFACTORY. Buyer shall have received such certificates and other documents as it may reasonably require in order to consummate the transactions contemplated hereby (including any certificates and documents relating to the pay-off of indebtedness), all of which shall be in form and substance satisfactory to it. All proceedings in connection with the purchase of the Shares shall be reasonably satisfactory in form and substance to Buyer acting reasonably and in good faith.

          (l) INDEBTEDNESS. Except for the loans referenced in SECTION 6(e) hereof, as of the Closing Date, the Company shall not have indebtedness for borrowed money other than to Wilmington Trust of Pennsylvania and the Warrant Holders.

          (m) DUE DILIGENCE. No diligence information provided to Buyer from the date hereof through Closing shall have revealed any facts or circumstances which are unsatisfactory in the sole judgment of Buyer.

          (n) LENDER CONSENT. Buyer shall have received all consent(s) required from its lenders under its existing credit facilities in order to consummate the transactions contemplated hereby; provided, however, that nothing contained herein shall be interpreted so as to require Buyer to agree to any amendment to the terms of any such Facility or to change any aspect of its existing business or operations.

          (o) POST-CLOSING ESCROW AGREEMENT. A Post-Closing Escrow Agreement, in form and substance satisfactory to Buyer in its reasonable discretion, shall be executed by the parties hereto and shall be in full force and effect.

          SECTION 8. CONDITIONS TO OBLIGATIONS OF SELLERS.

          The obligations of Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment, or the waiver by Sellers, on or prior to the Closing Date, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES TRUE AT THE CLOSING DATE. The representations and warranties of Buyer contained in this Agreement shall be deemed to have been made on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date and shall then be true and correct in all material respects (except those representations and warranties that are qualified by materiality which shall be true and correct in all respects). Buyer shall have delivered to Seller a certificate, dated the Closing Date, to such effect.

          (b) BUYER'S PERFORMANCE. On the Closing Date, Buyer shall pay to Sellers the Purchase Price in accordance with SECTION 1(b) of this Agreement and shall have performed any other obligations required to be performed by it hereunder.

          (c) LITIGATION. As of the Closing Date, there shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction, the effect of which is to prohibit or restrain the consummation of the transactions contemplated by this Agreement, and no claim, action, suit, investigation or other proceeding shall be threatened or pending before any court or administrative agency or by any governmental agency or other person, challenging or otherwise relating to the transactions provided for herein.

          (d) NO CHANGE IN LAW. There shall not have been any action, or any statute enacted, by the United States, any state, any governmental authority or any foreign country which would render the parties unable to consummate the transactions contemplated herein or make the transactions contemplated herein illegal or prohibit, restrict or substantially delay the consummation of the transaction contemplated herein.

          (e) POST-CLOSING ESCROW AGREEMENT. A Post-Closing Escrow Agreement, in form and substance satisfactory to Sellers in their reasonable discretion, shall be executed by the parties hereto and shall be in full force and effect.

          (f) EMPLOYMENT AND NON-COMPETITION AGREEMENTS. The Company shall have entered into the Employment and Non-Competition Agreements with each of Brostrom and Singletary on terms reasonably satisfactory to Brostrom and Singletary and the Employment and Non-Competition Agreements shall be in full force and effect.

          SECTION 9. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION, ETC.

          (a) SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC. All representations and warranties of the parties made in this Agreement or as provided herein shall survive until November 30, 2003 (and thereafter until resolved if a claim in respect thereof has been made prior to such date), notwithstanding any investigation at any time made by or on behalf of the other party or parties; provided, that the representations in SECTION 3 and in SECTION 4(c) shall survive without limitation as to time, and the representations of Shareholders with respect to Tax matters and employee benefit matters governed by ERISA shall survive until expiration of the statute of limitations applicable to claims with respect to such matters (the "Survival Period").

          (b) SELLERS' AGREEMENT TO INDEMNIFY. Subject at all times to the limitations on liability set forth below:

                (i) Each Seller shall fully indemnify and hold harmless and satisfy and defend Buyer and its Affiliates and their respective officers, directors, employees, representatives, attorneys, consultants and agents against and in respect of any and all claims, obligations, liabilities, losses, damages, deficiencies, penalties, fines, costs or expenses (including, without limitation, reasonable legal, expert and consultant fees and expenses and Taxes) (collectively "Losses") arising out of or resulting from any misrepresentation or breach of warranty or representation or the nonfulfillment of any agreement, covenant or obligation by Sellers or, with respect to pre-Closing covenants, the Company, made in this Agreement (including, without limitation, the Schedules and the certificates delivered hereunder); provided that such obligation to indemnify shall be several and not joint with respect to breach of any representation or warranty set forth in SECTION 3.

                (ii) Sellers' liability hereunder shall be limited so that Sellers shall not be obligated to pay any amount for indemnification under
SECTION 9(b)(i) above for breaches of representations or warranties unless and until any and all of Buyer's Losses under SECTION 9(b)(i) in the aggregate exceed $100,000 (in which event Sellers' indemnity shall apply from the first dollar of liability); provided, that, such threshold shall not apply to any claim involving fraud or bad faith.

                (iii) Except as provided in the second sentence of this paragraph, (A) claims for Losses under SECTION 9(b)(i) arising out of a breach of a representation or warranty shall be limited in amount to $1,575,000 in the aggregate and (B) Losses in respect of such claims shall be satisfied exclusively from the Post-Closing Escrow Amount, except in the case of clause
(B), to the extent that the Post-Closing Escrow Amount shall at any time be less than $1,575,000 as a result of a claim by Buyer pursuant to SECTION 1(d) or 1(e) or any claim for Losses arising out of a breach of any of the representations and warranties set forth in SECTION 3 or 4(c) or any representations and warranties with respect to Tax matters or employee benefit matters governed by ERISA, in which event the Buyer shall be entitled to seek the shortfall directly from the Sellers. Notwithstanding the foregoing, any Losses arising out of a breach of any of the representations and warranties set forth in SECTION 3 or 4(c) or any representations and warranties with respect to Tax matters and employee benefit matters governed by ERISA shall not be limited in amount and Buyer shall not be limited to recovery from the Post-Closing Escrow in respect of such Losses.

          (c) BUYER'S AGREEMENT TO INDEMNIFY. Buyer will fully indemnify and hold harmless Sellers against and in respect of any and all of Sellers' Losses arising out of or resulting from any misrepresentation or breach of warranty or representation or the nonfulfillment of any agreement, covenant or obligation by Buyer made in this Agreement (including, without limitation, any certificates delivered hereunder). Buyer's liability hereunder shall be limited so that Buyer shall not be obligated to pay any amount for indemnification under this SECTION 9(c) for breaches of representations or warranties unless and until Sellers' Losses under this SECTION 9(c) in the aggregate exceed $100,000 (in which event Buyer's indemnity shall apply from the first dollar of liability); provided, that, such threshold shall not apply to any claim involving fraud or bad faith.

          (d) THIRD PARTY CLAIMS. Promptly after the receipt by any party hereto of notice of any claim, action, suit or proceeding of any third party which is subject to indemnification hereunder, such party or parties (the "Indemnified Party") shall give written notice of such claim (a "Notice of Claim") to the party obligated to provide indemnification hereunder (collectively, the "Indemnifying Party"), stating the nature and basis of such claim and the amount thereof, to the extent known. The Indemnifying Party shall be entitled to participate in the defense or settlement of such matter and the parties agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto. The Indemnifying Party shall not be obligated to indemnify an Indemnified Party hereunder for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The parties shall use commercially reasonable efforts to minimize Losses from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability as between the parties under this SECTION 9. The parties shall also cooperate in any such defense, give each other reasonable access to all information relevant thereto and make employees and other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided in connection therewith.

          SECTION 10. TERMINATION AND ABANDONMENT.

          This Agreement may be terminated and the transactions contemplated hereby abandoned (i) by the mutual written consent of Buyer and Sellers; (ii) by Buyer or by Sellers at any time after 8 days following the date hereof if for any reason the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate under this SECTION 10(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement or whose breach of any representation or warranty shall have been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; (iii) by Buyer if there has been a material breach (or, if already qualified by materiality or Material Adverse Effect, a breach) on the part of Sellers in any representation, warranty or covenant of any Seller set forth herein, or if there has been any material failure on the part of any Seller to comply with its obligations hereunder; (iv) by Sellers if there has been a material breach (or, if already qualified by materiality or Material Adverse Effect, a breach) on the part of Buyer in the representations, warranties or covenants of Buyer set forth herein, or if there has been any material failure on the part of Buyer to comply with its obligations hereunder; or (v) by Buyer or Sellers if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

          SECTION 11. PAYMENT OF CERTAIN EXPENSES.

          Sellers will pay all federal, state, county and local Taxes (including, without limitation, any requisite transfer taxes) which may be payable by reason of the consummation of the purchase and sale of the Shares. Subject to the foregoing, Buyer will pay all reasonable legal fees and expenses incurred by Sellers and the Company in connection with the preparation and negotiation of this Agreement and the closing of the transactions contemplated herein, such amount not to exceed $100,000 (the "Seller Expenses"); provided, however, that Buyer shall not be obligated to pay the Seller Expenses in the event Sellers terminate this Agreement (other than a termination pursuant to Section 10(a)(ii) or (iv) above).

          SECTION 12. NOTICES, ETC.

          All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or the business day after delivery to an overnight courier or delivery service, or transmitted by facsimile transmission (promptly confirmed in writing) or five (5) days after being mailed by certified or registered mail, postage prepaid:

          If to Buyer:

          American Achievement Corporation
          P.O. Box 149107
          Austin, Texas 78714-9107
          Attention:  David Fiore
          Facsimile:  512-443-5213

          With a required copy to:

          Castle Harlan, Inc.
          150 East 58th Street
          New York, New York 10155
          Attention:  David B. Pittaway
          Facsimile:  212-207-8042

          and

          Schulte Roth & Zabel LLP
          919 Third Avenue
          New York, New York, 10022

          Attention:  Marc Weingarten, Esq.
                      Michael R. Littenberg, Esq.
          Facsimile:  212-593-5955

          If to Sellers:

          Ronald A. Brostrom
          2655 Chester Springs Road
          Chester Springs, Pennsylvania 19425
          Facsimile:  609-328-2863

          Eric Weiss
          c/o Marshall, Dennehey, Warren, Coleman & Goggin
          1845 Walnut Street
          Philadelphia, Pennsylvania 19103
          Facsimile:  215-575-0856

          Page Singletary
          1035 General Lafayette Blvd.
          West Chester, Pennsylvania 19382

          Eureka Growth Capital
          3000 Centre Square West
          1500 Market Street
          Philadelphia, PA 19102
          Attention:  Christine Jones
          Facsimile:  215-564-5042

          With a required copy to:

          Hutchins, Wheeler & Dittmar
          101 Federal Street
          Boston, MA 02110
          Attention:  Marilyn French, Esq.
          Facsimile:  617-951-1295

          Any party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

          SECTION 13. ENTIRE AGREEMENT; AMENDMENT AND WAIVER.

          This Agreement, the other agreements referred to herein and entered into in connection herewith and the Post-Closing Escrow Agreement set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof including the Letter of Intent, dated June 12, 2002, between Buyer, Company and Sellers. This Agreement may be amended or modified only by a written instrument executed by Buyer, Sellers and Company or by their respective successors and assigns. Any of the terms or conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefits thereof without affecting any other terms or conditions of this Agreement.

          SECTION 14. ASSIGNMENT.

          This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Buyer may assign this Agreement or any or all of its rights, interests and obligations hereunder to an Affiliate of Buyer; provided, that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Notwithstanding anything to the contrary, Buyer and the Company shall have the right to assign their respective rights hereunder to the lenders providing working capital and other financing to Buyer, the Company and certain of their Affiliates.

          SECTION 15. PRESS RELEASES.

          Prior to Closing, all public announcements, press releases, notices or other communications to third parties regarding the transactions contemplated herein shall require the prior written approval of Company and Buyer; provided, that, Buyer shall be entitled to make any disclosure that it believes, in its reasonable judgment, necessary or appropriate to comply with its reporting obligations under the Securities Exchange Act of 1934, as amended.

          SECTION 16. SEVERABILITY.

          To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, if any provision, term, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, then such provision, term, covenant or restriction shall be construed to cover only that duration, extent or activities which may be validly and enforceably covered and the remainder of the provisions, terms, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          SECTION 17. GENERAL.

          This Agreement: (i) shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof; (ii) shall inure to the benefit of and be binding upon the heirs, legal representatives and permitted assigns of Sellers and the successor and assigns of Buyer, nothing in this Agreement, expressed or implied, being intended to confer upon any other Person any right or remedies hereunder; and
(iii) may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The Sections and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereby submit to the personal jurisdiction of the federal and state courts in the States of New York and waive any objection as to venue in the New York, New York. Nothing herein shall preclude a party from bringing suit or taking other legal action in any other jurisdiction. The parties shall have the right, in addition to any other rights or remedies they may have, to injunctive relief, without the necessity of posting a bond. As a material inducement to each parties' execution and consummation of this Agreement, all parties hereto knowingly and intentionally waive all rights to a trial by jury of any and all disputes, lawsuits, claims or demands arising from or relating to this Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                                         BUYER:
                                         AMERICAN ACHIEVEMENT CORPORATION


                                         By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                         COMPANY:
                                         MILESTONE MARKETING INCORPORATED


                                         By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                         SELLERS:


                                         ---------------------------------------
                                         Ronald A. Brostrom


                                         ---------------------------------------
                                         Page Singletary


                                         ---------------------------------------
                                         Eric Weiss


                                         EUREKA I, L.P.
                                         By: Eureka Management, L.P., its sole
                                              general partner

                                             By: Berwind Capital Partners, LLC,
                                                  its sole general partner


                                         By:
                                             -----------------------------------
                                             Name: Christine Jones
                                             Title: President


                                         EUREKA I-A, L.P.
                                         By: Eureka Management, L.P., its sole
                                              general partner

                                              By: Berwind Capital Partners, LLC,
                                                   its sole general partner


                                         By:
                                             -----------------------------------
                                             Name: Christine Jones
                                             Title: President

                                     ANNEX I

                  SECURITIES SOLD AND PURCHASE PRICE ALLOCATION

   Name of Seller          Number of Securities      % Sold    Purchase Price***
--------------------   --------------------------    -------   -----------------
                          Owned       To be Sold
                       -----------   ------------
Ronald A. Brostrom*        37.5           37.5         100%       $4,131,225
Eric Weiss*                37.5           37.5         100%       $4,131,225
Page Singletary*             25             25         100%       $2,753,100
Eureka I, L.P.**           21.5           21.5         100%       $2,367,225
Eureka I-A, L.P.**         21.5           21.5         100%       $2,367,225


*    Securities represent number of Shares of Common Stock.

**   Securities represent Warrants to purchase number of Shares of Common Stock.

***  Subject to reduction pursuant to Section 1.

                                 List of Annexes

ANNEXES

Annex I         Shares Sold and Purchase Price Allocation

                                        i